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EXHIBIT 21.   SUBSIDIARIES OF THE COMPANY


Name of Subsidiary                        State of Incorporation or Formation
------------------                        -----------------------------------
Western Water Services Company            California

YG Procyon Corporation                    California

YG Rice Farms, L.P.                       California

Cherry Creek Water Company                Colorado